Exhibit 5.1

                        [LETTERHEAD OF CLARK WILSON LLP]



March 1, 2007


BY FAX

VB Trade Inc.
#2 Egoz  Street
P.O. Box 106
Moshav Beni Zion, Israel, 60910

Attention: Mr. Avi Friedman, President

Dear Sirs:

     Re:  VB Trade Inc. - Registration Statement on Form SB-2 filed March 1,
          2007

     We have acted as counsel to VB Trade Inc. (the "Company"), a Nevada corporation, in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") through which up to 789,920 shares of the Company's common stock (the "Registered Shares"), are being registered pursuant to the SECURITIES ACT OF 1933, for resale by certain selling shareholders named in the Registration Statement as further described in the Registration Statement filed on March 1, 2007.

     In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

          (a) Articles of Incorporation;

          (b) Bylaws of the Company;

          (c) Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

          (d) The Registration Statement; and

          (e) The Prospectus (the "Prospectus") constituting a part of the Registration Statement.
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     We have assumed that the  signatures  on all  documents  examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares were duly and validly authorized and issued, as fully paid and non-assessable common shares in the capital of the Company.

     We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Interest of Named Experts and Counsel". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

                                  Yours truly,

                                  /s/ Clark Wilson LLP


cc: United States Securities and Exchange Commission